EXHIBIT 11






                             ROSS STORES, INC.
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           STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
           (Amounts in thousands, except per share amounts)



                                               Three Months Ended

                                        April 30, 1994      May 1, 1993
                                     __________________    _________________
                                                Fully                  Fully
                                     Primary   Diluted    Primary     Diluted
Net earnings                          $4,408    $4,408     $3,594      $3,594

Weighted average shares outstanding:
   Common shares                      24,739    24,739     25,528      25,586

Common equivalent shares:
   Stock options                         257       311        668         668

Weighted average common and common
equivalent shares outstanding         24,996    25,050     26,196      26,254

   Earnings per common and common
   equivalent share                     $.18      $.18       $.14        $.14

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